PRESS RELEASE

Innospec REPORTS SECOND QUARTER FINANCIAL RESULTS

Newark, Del. - July 30, 2008 - Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2008.

Total net sales for the quarter were $145.3 million, a 3% increase from $141.4 million in last year's second quarter. Net income was $0.8 million, or $0.03 per diluted share, compared with $6.8 million, or $0.27 per diluted share, a year ago. Results for the second quarter of 2008 include an after-tax write-off of $2.5 million, or $0.10 per diluted share, of previously deferred costs related to two large potential acquisitions that the Company is now not pursuing. The results also include goodwill impairment, a restructuring charge, and a real estate gain, which together reduced net income by $1.5 million, or $0.06 per diluted share, compared with similar items a year ago that reduced net income by $4.2 million, or $0.17 per diluted share. In addition, the results include net after-tax foreign exchange losses of $0.6 million, or $0.02 per diluted share, compared with a net foreign exchange gain of $1.2 million, or $0.05 per diluted share, in last year's second quarter. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $9.9 million, compared with $23.1 million a year ago. EBITDA is a non-GAAP financial measure that is defined and reconciled with GAAP results in the schedules below.

For the first six months of 2008, total revenues of $314.0 million were up 10% from $286.7 million in the corresponding period last year. Net income for the first half was $8.1 million, or $0.33 per diluted share, compared with $12.8 million, or $0.52 per diluted share, a year ago. EBITDA for the first six months of 2008 was $29.5 million, compared with $47.4 million in last year's first half.

"Our second quarter results reflect in part our decision to write off certain costs related to potential acquisitions rather than proceed with deals that ultimately did not make sense for Innospec shareholders," said Paul Jennings, President and Chief Executive Officer. "At the operating level, our Fuel Specialties business delivered another solid performance in the second quarter, although its momentum slowed somewhat as we expected. Results in Octane Additives also were broadly in line with our expectations. While Active Chemicals had a very difficult quarter, in part due to sharp increases in energy and raw material costs that could not immediately be recovered, we continue to expect its results to improve in the second half."

In Fuel Specialties, operating income for the quarter was $15.2 million, a 6% increase from $14.4 million a year ago. The segment's gross margin was 34.3%, compared with 33.7% a year ago. Its net sales for the quarter rose 10%, to $94.3 million. By region, sales rose 7% in the Americas, 18% in the Europe, Middle East and Africa (EMEA) region, and 10% in the Asia-Pacific region.

Active Chemicals reported an operating loss for the quarter of $2.4 million, compared with operating income of $1.0 million a year ago. The segment's gross margin was 5.3%, compared with 17.1% a year ago. The margin decline was primarily due to increased energy and raw material costs, and a lower-margin product mix. Net sales in Active Chemicals were $37.9 million, an 11% increase. By region, sales were up 1% in the Americas, up 17% in the EMEA region, and up 33% in the Asia-Pacific region.

In the Octane Additives segment, operating income for the quarter was $3.5 million, compared with $6.9 million a year ago. The gross margin for the quarter was 51.9%, down from 60.7% in last year's second quarter. Results for the quarter were affected by lower sales volumes, as well as a lower-margin sales mix; in addition, the gross margin in last year's second quarter benefited from the Company's settlement of its disputes with Ethyl Corporation. The segment's net sales for the quarter were $13.1 million, down 39% from a year ago.

Corporate costs for the quarter, excluding the $3.9 million pre-tax write-off of acquisition-related costs, were $5.7 million, unchanged from a year ago. The non-cash goodwill impairment charge in Octane Additives was $1.0 million, down significantly from $3.3 million in last year's second quarter. Restructuring charges in the quarter totaled $1.1 million, compared with $1.3 million a year ago. There was also a $0.4 million gain in the latest quarter on the disposal of real estate. In addition, the Company incurred a $0.6 million pre-tax non-cash charge related to its pension plans, compared with a $1.2 million charge a year ago.

Innospec's balance sheet remained strong as of June 30, 2008, with net debt of $64.6 million, compared with stockholders' equity of $272.7 million. During the second quarter, the Company repurchased approximately 86,000 additional shares of Innospec common stock for $1.9 million, bringing total repurchases for the year to date to approximately 484,000 shares, for a total of $9.6 million.

Innospec has updated its 2008 expectations for the Company's three business lines as follows:

  In Fuel Specialties, sales growth of 7% to 11%, with a gross margin of 30% to 34% (no changes);

  In Active Chemicals, sales growth of 10% to 14% (previously 8% to 12%), with a gross margin of 10% to 14% (previously 18% to 22%);

  In Octane Additives, a sales decline of 25% to 30% (previously 15% to 20%), with a gross margin of 40% to 44% (previously 43% to 47%).

Mr. Jennings concluded, "While we have fine-tuned our guidance ranges, our large Fuel Specialties business continues to perform well in the face of an increasingly challenging operating environment. Active Chemicals should benefit as it passes on more of its cost increases in the months ahead, and as it becomes more fully integrated with Fuel Specialties in a single streamlined organization focused on driving sales and profitable growth. We believe this unified Global Specialty Chemicals business can continue to win business within our chosen markets over the years ahead by coupling innovative new products with a consultative, service-oriented sales approach."

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company. Excluded items include charges for interest, income taxes, amortization, depreciation and impairment of Octane Additives business goodwill. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the financial tables contained herein in the appendix to the earnings release dated July 30, 2008. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income in Schedule 2B below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas; Europe, Middle East and Africa; and Asia-Pacific. Innospec's fuel specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's active chemicals business provides effective technology-based solutions for our customers' processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead (TEL).

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including, without limitation, all of the Company's guidance for sales, gross margins, net income, growth potential and other measures of financial performance. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, changes in the terms of trading with significant customers or gain or loss thereof, changes in the costs and availability of energy, raw materials and other inputs, our ability to continue to achieve organic growth in our fuel specialties and active chemicals businesses, our ability to successfully integrate any acquisitions in our non-Octane Additives businesses, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and the SEC, DOJ and SFO investigations into the Company's involvement in the United Nations Oil for Food Program, or other regulatory actions and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Tom Pratt

RF|Binder Partners

+1-212-994-7563

Tom.Pratt@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended June 30		Six Months Ended June 30

	2008	2007	2008	2007
(in millions except per share data)

Net sales	$145.3	$141.4	$314.0	$286.7
Cost of goods sold	(104.2)	(93.6)	(221.2)	(189.2)
Gross profit	41.1	47.8	92.8	97.5

Selling, general and administrative	(29.1)	(24.4)	(60.9)	(49.5)
Research and development	(3.9)	(3.4)	(7.6)	(6.6)
Restructuring charge	(1.1)	(1.3)	(1.6)	(2.0)
Amortization of intangible assets	(2.0)	(4.6)	(4.1)	(7.7)
Impairment of Octane Additives business goodwill	(1.0)	(3.3)	(2.1)	(7.7)
Profit on disposal	0.4	-	0.4	-
	(36.7)	(37.0)	(75.9)	(73.5)
Operating income	4.4	10.8	16.9	24.0
Other net (expense)/income	(1.3)	1.5	(0.8)	1.6
Interest expense (net)	(1.3)	(1.1)	(2.6)	(2.7)
Income before income taxes	1.8	11.2	13.5	22.9
Income taxes	(1.0)	(4.4)	(5.4)	(10.1)
Net income	$0.8	$6.8	$8.1	$12.8

Earnings per share Basic	$0.03	$0.28	$0.34	$0.54
Diluted	$0.03	$0.27	$0.33	$0.52

Weighted average shares Basic	23,505	24,002	23,593	23,899
outstanding in thousands Diluted	24,130	24,875	24,225	24,846

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS
ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
(in millions)

Net sales
Fuel Specialties	$94.3	$86.0	$208.9	$171.8
Active Chemicals	37.9	34.0	73.4	68.0
Octane Additives	13.1	21.4	31.7	46.9
	145.3	141.4	314.0	286.7

Gross profit
Fuel Specialties	32.3	29.0	71.7	58.9
Active Chemicals	2.0	5.8	6.8	13.2
Octane Additives	6.8	13.0	14.3	25.4
	41.1	47.8	92.8	97.5

Operating income
Fuel Specialties	15.2	14.4	38.8	28.7
Active Chemicals	(2.4)	1.0	(2.3)	3.6
Octane Additives	3.5	6.9	0.5	14.4
FAS 158/87 pension (charge)	(0.6)	(1.2)	(1.2)	(2.3)
Corporate costs	(9.6)	(5.7)	(15.6)	(10.7)
	6.1	15.4	20.2	33.7

Restructuring charge	(1.1)	(1.3)	(1.6)	(2.0)
Impairment of Octane Additives business goodwill	(1.0)	(3.3)	(2.1)	(7.7)
Profit on disposal	0.4	-	0.4	-
Total operating income	$4.4	$10.8	$16.9	$24.0

Schedule 2B
NON GAAP MEASURES
	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
(in millions)

Net income	$0.8	$6.8	$8.1	$12.8
Interest expense (net)	1.3	1.1	2.6	2.7
Income taxes	1.0	4.4	5.4	10.1
Depreciation and amortization	5.8	7.5	11.3	14.1
Impairment of Octane Additives business goodwill	1.0	3.3	2.1	7.7
EBITDA	9.9	23.1	29.5	47.4

Fuel Specialties	16.6	15.5	41.3	30.5
Active Chemicals	(0.7)	2.2	1.0	6.5
Octane Additives	5.4	11.3	4.4	22.1
FAS 158/87 pension (charge)	(0.6)	(1.2)	(1.2)	(2.3)
Corporate costs	(8.8)	(4.9)	(14.0)	(9.0)
	11.9	22.9	31.5	47.8
Restructuring charge	(1.1)	(1.3)	(1.6)	(2.0)
Profit on disposal	0.4	-	0.4	-
Other net (expense)/income	(1.3)	1.5	(0.8)	1.6
EBITDA	$9.9	$23.1	$29.5	$47.4

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	June 30 2008	December 31 2007
Assets	(in millions)
Current assets
Cash and cash equivalents	$16.4	$24.3
Accounts receivable (less allowance of $2.3 and $2.0, respectively)	88.1	94.2
Inventories	147.5	132.6
Prepaid expenses	6.6	5.0
Prepaid income taxes	2.0	-
Total current assets	260.6	256.1

Property, plant and equipment	63.6	66.2
Goodwill - Octane Additives	10.6	12.7
Goodwill - Other	139.3	139.1
Intangible assets	37.9	41.9
Pension asset	37.4	34.8
Deferred finance costs	-	0.3
Total assets	$549.4	$551.1
Liabilities and Stockholders' Equity
Accounts payable	$63.3	$50.9
Accrued liabilities	60.6	65.7
Accrued income taxes	-	6.9
Short-term borrowing	81.0	20.0
Current portion of plant closure provisions	5.2	4.4
Current portion of unrecognized tax benefits	8.5	12.6
Current portion of deferred income	0.1	0.1
Current deferred income taxes	0.8	0.1
Total current liabilities	219.5	160.7
Long-term debt, net of current portion	-	61.0
Plant closure provisions, net of current portion	22.4	22.4
Unrecognized tax benefits, net of current portion	29.0	27.4
Deferred income taxes, net of current portion	4.7	7.3
Other non-current liabilities	0.2	-
Deferred income, net of current portion	0.8	0.8
Minority interest	0.1	-
Total stockholders' equity	272.7	271.5
Total liabilities and stockholders' equity	$549.4	$551.1

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30
	2008	2007
	(in millions)
Cash Flows from Operating Activities

Net income	$8.1	$12.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11.6	14.7
Impairment of Octane Additives business goodwill	2.1	7.7
Deferred income taxes	(1.8)	(0.7)
(Profit)/loss on disposal of property, plant and equipment	(0.4)	-
Changes in working capital	(0.8)	(28.0)
Excess tax benefit from stock-based payment arrangements	(2.1)	-
Income taxes and other current liabilities	(9.0)	(2.0)
Movement on plant closure provisions	0.6	(0.3)
Movement on pension asset/(liability)	(2.6)	(0.9)
Stock option compensation charge	2.0	1.3
Movements on other non-current liabilities	(4.5)	-
Movement on deferred income	-	(2.4)
Net cash provided by operating activities	3.2	2.2
Cash Flows from Investing Activities

Capital expenditures	(4.3)	(4.9)
Proceeds on disposal of property, plant and equipment	1.3	-
Acquisition of intangible asset	-	(28.4)
Net cash (used in) investing activities	(3.0)	(33.3)
Cash Flows from Financing Activities

Net receipt/(repayment) of revolving credit facility	16.0	(13.0)
Repayment of term loan	(20.0)	(15.0)
Receipt of short-term borrowing	4.0	-
Payments on capital leases	-	(0.1)
Excess tax benefit from stock based payment arrangements	2.1	-
Dividend paid	(1.2)	(1.1)
Issue of treasury stock	1.8	3.1
Repurchase of common stock	(10.5)	(10.0)
Net cash (used in) financing activities	(7.8)	(36.1)
Effect of exchange rate changes on cash	(0.3)	0.1
Net change in cash and cash equivalents	(7.9)	(67.1)
Cash and cash equivalents at beginning of period	24.3	101.9
Cash and cash equivalents at end of period	$16.4	$34.8

Amortization of deferred finance costs of $0.3m (2007 - $0.6m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.